(filed 7/23/1999)

         Certificate Of Amendment To Articles Of Incorporation

1. Name of corporation: Genesis Communications.

2. The articles have been amended as follows (provide article numbers, if available):

We are doing a name change to LMKI, Inc.

3. The undersigned declare that they constitute at least two-thirds of the incorporators (check) ____ or of the board of directors (check) ___

4. The date upon which the original articles of incorpoation were filed with the Secretary of State: 10/10/1994

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures (all signatures must be acknowledged):


/s/ William J. Kettle

July 20, 1999

STATE OF CALIFORNIA}
COUNTY OF ORANGE   }

This instrument was acknowledge before me on July 20, 1999 by William Kettle (Name of Person) as CEO as designated to sign this certificate of Genesis Communications (name on behalf of whom instrument was executed).

/s/Robin Elaine Smith
Commission #1078699
Notary Public - California
Orange County
My Comm Expires Jan 12, 2000